                                                                     EXHIBIT 2.1

                                                                       EXECUTION
                                                                            COPY


                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                               THE MONY GROUP INC.



                             MONY ACQUISITION CORP.



                                       AND



                             THE ADVEST GROUP, INC.



                           DATED AS OF AUGUST 23, 2000

                                TABLE OF CONTENTS

                                                                                                   Page No.
                                                                                                   --------
ARTICLE 1 The Merger.....................................................................................2

         1.1      The Merger.............................................................................2
         1.2      The Closing............................................................................2
         1.3      Effective Time.........................................................................2
         1.4      The Charter and Bylaws.................................................................2
         1.5      Directors of the Surviving Corporation.................................................3
         1.6      Officers of the Surviving Corporation..................................................3

ARTICLE 2 Conversion and Exchange of Securities..........................................................3

         2.1      Merger Sub Stock.......................................................................3
         2.2      Company Stock..........................................................................3
         2.3      Exchange of Certificates Representing Company Common Stock.............................8
         2.4      Adjustment of Exchange Ratio..........................................................11

ARTICLE 3 Representations and Warranties of the Company.................................................11

         3.1      Existence; Good Standing; Corporate Authority.........................................11
         3.2      Authorization, Validity and Effect of Agreements......................................11
         3.3      Capitalization........................................................................12
         3.4      Subsidiaries..........................................................................12
         3.5      Other Interests.......................................................................13
         3.6      No Violation..........................................................................13
         3.7      SEC Documents.........................................................................14
         3.8      Patents, Trademarks, Copyrights and Trade Secrets.....................................14
         3.9      Investigations; Litigation............................................................15
         3.10     Compliance with Law; Governmental Approvals...........................................16
         3.11     Absence of Certain Changes............................................................17
         3.12     Taxes and Tax Returns.................................................................17
         3.13     Material Contracts....................................................................20
         3.14     Employee Benefit Plans................................................................20
         3.15     Labor Matters.........................................................................22
         3.16     Parent Stock Ownership................................................................22
         3.17     Tax Reorganization....................................................................22
         3.18     Environmental Matters.................................................................22
         3.19     Status of Subsidiary that is a Savings Association....................................23
         3.20     Derivative Instruments................................................................23
         3.21     Investment Advisory Activities........................................................23
         3.22     State Takeover Statutes and Shareholder Rights Plan...................................24
         3.23     No Brokers............................................................................24
         3.24     Opinion of Financial Advisor..........................................................25

ARTICLE 4 Representations and Warranties of Parent and Merger Sub.......................................25

         4.1      Existence; Good Standing; Corporate Authority; Compliance with Law....................25
         4.2      Authorization, Validity and Effect of Agreements......................................25
         4.3      Capitalization........................................................................26
         4.4      Merger Sub............................................................................26
         4.5      Compliance with Law; Governmental Approvals...........................................27
         4.6      No Violation..........................................................................27
         4.7      Investigations; Litigation............................................................28
         4.8      SEC Documents.........................................................................28
         4.9      Absence of Certain Changes............................................................29
         4.10     No Brokers............................................................................29
         4.11     Taxes.................................................................................29

ARTICLE 5 Covenants.....................................................................................30

         5.1      Alternative Proposals.................................................................30
         5.2      Interim Operations....................................................................31
         5.3      Meeting of Stockholders...............................................................33
         5.4      Filings; Other Actions................................................................33
         5.5      Inspection of Records.................................................................34
         5.6      Publicity.............................................................................34
         5.7      Registration Statement................................................................34
         5.8      Listing Application...................................................................35
         5.9      Affiliate Letters.....................................................................35
         5.10     Expenses..............................................................................36
         5.11     Directors' and Officers' Indemnification and Insurance................................36
         5.12     Additional Agreements.................................................................38
         5.13     Shareholder Rights Plan and Takeover Statutes.........................................38
         5.14     Conveyance Taxes......................................................................38
         5.15     Certain Tax Matters...................................................................39
         5.16     Company Satisfaction of the Conditions of Section 15 of the 1940 Act..................39
         5.17     Advisory Contract Consents............................................................40
         5.18     Retention Plan........................................................................40
         5.19     Dividends.............................................................................40
         5.20     Employee Benefits.....................................................................41
         5.21     Section 16 Matters....................................................................41
         5.22     No Fundamental Parent Changes.........................................................42

ARTICLE 6 Conditions....................................................................................42

         6.1      Conditions to Each Party's Obligation to Effect the Merger............................42
         6.2      Conditions to Obligation of the Company to Effect the Merger..........................43
         6.3      Conditions to Obligation of Parent and Merger Sub to Effect the Merger................43

ARTICLE 7 Termination...................................................................................45

         7.1      Termination by Mutual Consent.........................................................45
         7.2      Termination by Either Parent or the Company...........................................45
         7.3      Termination by the Company............................................................45
         7.4      Termination by Parent.................................................................46
         7.5      Effect of Termination and Abandonment.................................................46
         7.6      Extension; Waiver.....................................................................47

ARTICLE 8 General Provisions............................................................................48

         8.1      Nonsurvival of Representations, Warranties and Agreements.............................48
         8.2      Notices...............................................................................48
         8.3      Assignment; Binding Effect............................................................49
         8.4      Entire Agreement......................................................................49
         8.5      Amendment.............................................................................49
         8.6      Governing Law.........................................................................50
         8.7      Counterparts..........................................................................50
         8.8      Headings..............................................................................50
         8.9      Interpretation........................................................................50
         8.10     Waivers...............................................................................50
         8.11     Incorporation of Exhibits.............................................................50
         8.12     Severability..........................................................................51
         8.13     Enforcement of Agreement..............................................................51
         8.14     Subsidiaries and Material Subsidiaries................................................51
         8.15     Company Material Adverse Effect.......................................................51
         8.16     Parent Material Adverse Effect........................................................52


EXHIBIT A         Form of Affiliate Letter

EXHIBIT B         Advest 2000 Retention Plan

EXHIBIT C         Advest 2000 Management Incentive Plan

                                                                       EXECUTION
                                                                            COPY


              AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 23, 2000, between The MONY Group Inc., a Delaware corporation ("Parent"), MONY Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and The Advest Group, Inc., a Delaware corporation (the "Company").

                                    RECITALS

              A. Parent and the Company each have determined that a business combination between Parent and the Company is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

              B. Concurrently with the execution of this Agreement, in order to induce Parent and Merger Sub to enter into the Agreement, certain stockholders of the Company are entering into a support agreement (the "Support Agreement") with Parent, providing for certain voting and other restrictions with respect to the shares of Company Common Stock (as defined herein) beneficially owned by them upon the terms and conditions specified therein.

              C. Concurrently with the execution of this Agreement, in order to induce Parent and Merger Sub to enter into the Agreement, the Company is entering into an option agreement with Parent pursuant to which Parent shall be granted the right to purchase up to 19.9% of the issued and outstanding shares of Company Common Stock upon the occurrence of certain events as set forth therein (the "Option Agreement").

              D. It is intended that for federal income tax purposes, the merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined in Section 3.12).

              E. Merger Sub is a wholly-owned subsidiary of Parent and has been formed solely to facilitate the Merger (as defined herein) and has conducted and will conduct no business or activity other than in connection with the Merger.

              NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

              1.1    THE MERGER.

              Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub in accordance with this Agreement, and the separate corporate existence of the Company shall thereupon cease (the "Merger"). Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. The Merger shall have the effects specified in the Delaware General Corporation Law ("DGCL").

              1.2    THE CLOSING.

              Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Parent and the Company may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

              1.3    EFFECTIVE TIME.

              If all the conditions set forth in Article 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 7, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

              1.4    THE CHARTER AND BYLAWS.

              (a) The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (with Article First thereof amended to read in its entirety as follows: "The name of the corporation is: The Advest Group, Inc.") shall be the Certificate of Incorporation of the Surviving Corporation as of the Effective Time until duly amended as provided therein or by applicable law.

              (b) The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation as of the Effective Time, until thereafter amended as provided therein or by applicable law.

              1.5    DIRECTORS OF THE SURVIVING CORPORATION.

              The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

              1.6    OFFICERS OF THE SURVIVING CORPORATION.

              The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                    ARTICLE 2

                      CONVERSION AND EXCHANGE OF SECURITIES

              2.1    MERGER SUB STOCK.

              At the Effective Time, each share of common stock, par value $1.00 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

              2.2    COMPANY STOCK.

              (a)    At the Effective Time, subject to the provisions of this
Section 2.2., each share of common stock, par value $.01 per share, of the Company including all associated Rights (as defined in Section 3.22) ("Company Common Stock"), other than shares canceled pursuant to Section 2.2(c) and Dissenting Shares (as defined in Section 2.2(m)), if any, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, at the option of the holder as contemplated by Sections 2.2(d) through 2.2(i), (i) an amount in cash equal to the product of (A) the average closing price per share of the common stock, par value $.01, of Parent ("Parent Common Stock") on the New York Stock Exchange ("NYSE") for the ten consecutive trading days ending on the fifth trading day prior to the Closing Date, as set forth in the Eastern edition of the Wall Street Journal or, if not reported therein, any other authoritative source ("Average Price") and (B) the Exchange Ratio (as such term is defined and calculated pursuant to Annex A hereto, based on the Average Price), without interest, (the "Cash Price Per Share"), (ii) a number of shares of Parent Common Stock equal to the Exchange Ratio (together with the associated rights issued pursuant to the Parent Rights Agreement (as defined in Section 4.3)) or (iii) a combination of cash and Parent Common Stock (together with the associated rights) determined in accordance with this Section (each of the foregoing, the "Merger Consideration").

              (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock (other than Dissenting Shares, which shall have the rights contemplated by Section 262 of the DGCL), except the right to receive, without interest, the consideration contemplated by Section 2.2(a) and cash in accordance with Sections 2.3(c) and 2.3(e) upon the surrender of a certificate (a "Certificate") representing such shares of Company Common Stock.

              (c) Each share of Company Common Stock that is owned by Parent or any of Parent's wholly-owned subsidiaries or held in the Company's treasury at the Effective Time ("Parent Shares") shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and shall cease to exist without payment of any consideration therefor.

              (d) Subject to the provisions of this Section 2.2, each record holder of shares of Company Common Stock immediately prior to the Effective Time will be entitled to elect to receive either (i) the Cash Price Per Share for all of such holder's shares ("Cash Election"), (ii) the Cash Price Per Share for a stated number of such holder's shares and a number of shares of Parent Common Stock equal to the Exchange Ratio per share of Company Common Stock for the balance of such holder's shares of Company Common Stock ("Partial Cash Election") or (iii) a number of shares of Parent Common Stock equal to the Exchange Ratio per share of Company Common Stock for all of such holder's shares of Company Common Stock ("Stock Election"). All Cash Elections, Partial Cash Elections and Stock Elections shall be unconditional and made on a form designed for that purpose and mutually agreeable to Parent and the Company (a "Form of Election"). Any holder of Company Common Stock who fails to properly make a Cash Election, Partial Cash Election or Stock Election and any holder who fails to submit to the Paying Agent referred to below a properly completed and signed and properly and timely submitted Form of Election shall be deemed to have indicated no preference as to the receipt of cash or Parent Common Stock with respect to such holder's shares (a "Non-Election") and will receive the Merger Consideration described below.

              (e) The aggregate number of shares of Company Common Stock to be converted into the right to receive cash in the Merger (which shall include Dissenting Shares, if any) shall be equal to 49.9% of the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Parent Shares) (the "Cash Election Number"). The remaining number of such issued and outstanding shares of Company Common Stock immediately prior to the Effective Time (other than Parent Shares) (the "Stock Election Number") shall be converted into the right to receive Parent Common Stock in the Merger; provided, however, that notwithstanding anything contained in this Agreement to the contrary, the Stock Election Number shall equal as nearly as practicable 50.1% of the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Parent Shares).

              (f) If the aggregate number of shares of Company Common Stock for which cash was elected under a Cash Election or a Partial Cash Election plus Dissenting

Shares, if any, (collectively, the "Cash Election Shares") exceeds the Cash Election Number, then all shares of Company Common Stock for which Parent Common Stock was elected under a Stock Election or a Partial Cash Election (collectively, the "Stock Election Shares") and all shares of Company Common Stock covered by Non-Elections (the "Non-Election Shares") shall be converted into the right to receive Parent Common Stock, and the Cash Election Shares (other than Dissenting Shares) shall be converted into the right to receive cash and Parent Common Stock in the following manner:

              Each Cash Election Share (other than Dissenting Shares) shall be converted into the right to receive (A) an amount of cash (rounded to the nearest cent), without interest, equal to the product of
              (x) the Cash Price Per Share and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares and (B) a number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one (1) minus the Cash Fraction.

              (g) If the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive cash, and all Stock Election Shares shall be converted into the right to receive Parent Common Stock and cash in the following manner:

              Each Stock Election Share shall be converted into the right to receive (A) a number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction (the "Stock Fraction"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (B) an amount of cash (rounded to the nearest cent), without interest, equal to the product of (x) the Cash Price Per Share and (y) a fraction equal to one (1) minus the Stock Fraction.

              (h) In the event that neither subparagraph (f) or (g) above is applicable, all Cash Election Shares shall be converted into the right to receive cash, all Stock Election Shares shall be converted into the right to receive Parent Common Stock, and all Non-Election Shares shall be converted into the right to receive (A) an amount of cash (rounded to the nearest cent), without interest, equal to the product of (x) the Cash Price Per Share and (y) a fraction, the numerator of which shall be the Cash Election Number less the Cash Election Shares and the denominator of which shall be the Non-Election Shares, and (B) a number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Stock Election Number less the Stock Election Shares and the denominator of which shall be the Non-Election Shares.

              (i) The Company shall use all reasonable best efforts to cause copies of the Form of Election (which shall contain a Letter of Transmittal (as defined herein)) to be mailed with the Proxy Statement/Prospectus (as defined in
Section 5.7) to the record holders of Company Common Stock (other than holders of Dissenting Shares) as of the record date for the Company Stockholders Meeting and to make the Form of Election available to all persons who become record holders of Company Common Stock during the period between such record date and the Election Deadline referred to below. A properly completed Form of Election must be received by the Paying Agent by 5:00 p.m., New York City time, on the second business day preceding the Closing Date (the "Election Deadline"), which day shall not be less than 20 days after the initial mailing of the Form of Election, in order to be effective. An election by a holder of Company Common Stock shall be validly made only if the Paying Agent shall have timely received a Form of Election properly completed and executed (with the signature or signatures thereon guaranteed as required by the Form of Election) by that shareholder accompanied either by the Certificate or Certificates representing all of the shares of Company Common Stock owned by that shareholder, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company, or by an appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States. All elections may be revoked until the Election Deadline in writing by the record holders submitting Forms of Election. Parent shall have the authority, in its sole discretion, to make all determinations as to whether or not a Form of Election has been timely received.

              (j) The Company shall cause a Stock Election to be made with respect to each Company Common Share owned beneficially or of record by any subsidiary of the Company or any other affiliate of the Company or any employee benefit plan controlled by the Company.

              (k) Effective immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under the Company's 1993 Stock Option Plan, 1999 Stock Option Plan, 1994 Non-Employee Director Stock Option Plan, 2000 Non-Employee Director Stock Option Plan and Equity Plan (collectively, the "Company Stock Option Plans") or under any other outstanding option, warrant or similar agreements granting options, warrants or similar rights to purchase capital stock of the Company (the "Company Options"), whether or not then exercisable or vested, will be cancelled and, in consideration thereof, the Company (or, at Parent's option, Merger Sub) will pay to each holder of a Company Option an amount in cash in respect thereof equal to the product of (x) the excess, if any, of the Cash Price Per Share over the exercise price of each such Company Option and (y) the number of shares of Company Common Stock previously subject to the Company Option immediately prior to its cancellation (such payment to be net of any withholding taxes required by the Code or other applicable law). The Company agrees to take or cause to be taken all action necessary under such Company Options to provide for such cancellation and payment.

              (l) The Company Stock Option Plans shall terminate as of the Effective Time, and the provisions in any other plan or arrangement of the Company or any of its Subsidiaries providing for the offering, issuance, purchase, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and following the Effective Time no holder of any Company Option or warrant or any participant in any Company Stock Option Plan or other plan or arrangement of the Company shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

              (m) Prior to the Closing Date the Company shall take all necessary and appropriate actions to provide that, upon the Effective Time, 50% of each restricted stock award or deferred stock award or any other stock-based award (other than the Options), the value of which is based upon the value of the Company Common Stock (collectively, the "Stock Awards") which is at the Effective Time subject to any vesting requirement which would not be accelerated as a result of the transactions contemplated in this Agreement and which was issued pursuant to a Company Stock Option Plan or any of the Company's Non-Employee Director Equity Plan, Key Professional Equity Plan, Equity Plan, 1998 Equity Plan, 1997 Equity Plan, or 1995 Equity Plan or any other similar plans, programs or arrangements, or pursuant to any individual restricted stock agreements between the Company and certain executive employees, shall become fully vested and payable or distributable 100% in cash (based upon the Cash Price Per Share). At the Effective Time, the remaining 50% of such Stock Awards which are outstanding immediately prior thereto shall be converted automatically into stock awards for such number of shares of Parent Common Stock as shall be equal to the product of the number of shares of such Company Common Stock multiplied by the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting therefrom shall be rounded up to the nearest whole share. The terms of the new stock awards shall otherwise be the same as the original stock awards, except all references to The Advest Group, Inc. shall be deemed to be references to The MONY Group Inc. The Company agrees to take or cause to be taken all actions necessary under such Stock Awards to provide for such acceleration and payment. No Stock Award shall be subject to any election pursuant to Section 2.2 (d) - (h).

              (n) To the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his demand for appraisal rights under Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall effectively withdraw or lose his right to appraisal and payment under the DGCL, each of such holder's shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Agreement with respect to those shares, as though such shares as of the Effective Time were Non-Election Shares. The Company shall give Parent (a) prompt notice of any written demands for fair value received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Dissenting Shares or offer to settle, or settle, any such demands.

              2.3    EXCHANGE OF CERTIFICATES REPRESENTING COMPANY COMMON STOCK.

              (a) Prior to the Effective Time, Parent shall appoint EquiServe, or such other institution as may be reasonably acceptable to the Company, to act as paying agent (the "Paying Agent") for the payment of Merger Consideration upon surrender of certificates representing the shares of Company Common Stock. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, an amount of cash and certificates representing such number of shares of Parent Common Stock required to effect the conversion of Company Common Stock into Parent Common Stock and cash pursuant to Section 2.2, plus additional cash in an amount equal to Parent's good faith estimate of the cash required to be paid to holders of shares of Company Common Stock in lieu of fractional shares expected to be payable in connection with the Merger (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 2.2 and paid pursuant to this Section 2.3 in exchange for outstanding shares of Company Common Stock.

              (b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock (other than Dissenting Shares) that has not timely submitted a properly completed and executed Form of Election accompanied by an appropriately endorsed Certificate or Certificates representing all of the shares of Company Common Stock owned by that shareholder (or, alternatively, by an appropriate guarantee of delivery) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to such shares of Company Common Stock shall pass, only upon delivery of the Certificates representing such shares to the Paying Agent and which letter shall be in such form and have such other provisions as Parent may reasonably specify (a "Letter of Transmittal") and (ii) instructions for use in effecting the surrender of Company Common Stock Certificates in exchange for the Merger Consideration contemplated by Section
2.2 and this Section 2.3, including cash in lieu of fractional shares. After the Effective Time, the holders of all Certificates previously submitted with a Form of Election and of those subsequently surrendered for cancellation to the Paying Agent together with a Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock, if any, into which the shares of Company Common Stock previously represented by such Certificate have been converted in accordance with Section 2.2, (y) the amount of cash, if any, to which such holder is entitled in accordance with Section 2.2 and (z) the amount of cash in lieu of fractional shares of Parent Common Stock, if any, and unpaid dividends and distributions, if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 2, after giving effect to any required withholding tax, and the shares represented by the

Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable to holders of shares of Company Common Stock. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid may be issued to the transferee if the Certificate representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

              (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Parent Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3 (e), until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to
Section 2.3(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

              (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for shares of Parent Common Stock and cash deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Parent has received a written agreement from such person as provided in Section 5.9.

              (e) No fractional shares of Parent Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Common Stock, cash adjustments will be paid to holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such stockholder's fractional share of Parent Common Stock that would otherwise be issuable by the Average Price. In lieu of depositing with the Paying Agent the amount of cash to be paid to holders of fractional interests, Parent shall have the right to deliver to the Paying Agent the aggregate number of shares of Parent Common Stock to be issued in the Merger (the

"Aggregate Shares"). Thereupon the Paying Agent shall determine the excess of
(i) the number of Aggregate Shares over (ii) the number of full shares of Parent Common Stock to be issued in the Merger (the "Excess Shares"). Following the Effective Time, the Paying Agent, as agent for the holders of the Aggregate Shares, shall sell the Excess Shares at the prevailing prices on the NYSE. The sale of the Excess Shares by the Paying Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Paying Agent shall use all reasonable best efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Paying Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Stock, the Paying Agent will hold such proceeds in trust for such holders (the "Common Shares Trust"). Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Paying Agent, incurred in connection with such sale of the Excess Shares. The Paying Agent shall determine the portion of the Common Shares Trust to which each holder of shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of fractional share interests to which such holder is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional shares interests to which all holders of Company Common Stock are entitled.

              (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered to Parent. Any former stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent, and Parent shall comply with such requests, made in accordance with the terms of this Agreement, for payment of their shares of Parent Common Stock, cash and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

              (g) None of Parent, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable (except to the extent provided by applicable law) to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

              (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash deliverable in respect thereof pursuant to this Agreement.

              2.4    ADJUSTMENT OF EXCHANGE RATIO.

              In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

              Except as set forth in the disclosure schedule delivered at or prior to the execution hereof to Parent (the "Company Disclosure Schedule") or in the Company Reports (as defined below) filed on or prior to the date hereof, the Company represents and warrants to Parent as of the date of this Agreement as follows:

              3.1    EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY.

              The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted or as reasonably contemplated in the future. Each of the Company's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing is not reasonably likely to have a Company Material Adverse Effect. The Advest Group, Inc. has no governmental or non-governmental permits, licenses or authorizations or any contracts or other agreements that are not freely assignable.

              3.2    AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.

              The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Option Agreement and all other agreements and documents contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Company

Common Stock, the consummation by the Company of the transactions contemplated hereby and by the Option Agreement and the Support Agreement has been unanimously approved by the Board of Directors of the Company (the "Company Board") and duly authorized by all requisite corporate action. This Agreement and the Option Agreement constitute, and all other agreements and documents contemplated hereby to which the Company is a party (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws of general applicability relating to creditors' rights and general principles of equity.

              3.3    CAPITALIZATION.

              The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, $.01 par value per share ("Company Preferred Stock"). As of August 18, 2000, there were 8,899,109 shares of Company Common Stock issued and outstanding, 2,215,047 shares of Company Common Stock held in the Company's treasury, and no shares of Company Preferred Stock issued and outstanding. Since such date, no shares of capital stock of the Company have been issued, except shares of Company Common Stock issued pursuant to the exercise of options outstanding under the Company Stock Option Plans. As of August 18, 2000, options to acquire 998,583 shares of Company Common Stock were outstanding pursuant to the terms of the Company Stock Option Plans. Since such date, no additional options have been granted. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter with respect to such securities. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and were issued in compliance with all applicable federal and state securities laws, rules and regulations. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments, other than under the Company Stock Option Plans, that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries, except that as of the date hereof, there were shares of Series A Participating Preferred Stock subject to issuance pursuant to the Shareholder Rights Agreement, dated as of October 31, 1998, as amended on March 12, 1998, between the Company and American Stock Transfer and Trust Company, as successor Rights Agent (the "Rights Agreement"). After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock or other securities of the Company or the Surviving Corporation or any Subsidiary of the Company pursuant to any Company Plan (as defined in Section 3.14) or otherwise.

              3.4    SUBSIDIARIES.

              The Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. Set forth in Section 3.4 of the Company Disclosure Schedule is the name and jurisdiction of incorporation of each Subsidiary of the Company.

              3.5    OTHER INTERESTS.

              Except for interests in its Subsidiaries and except pursuant to its investment activities in the ordinary course of business, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

              3.6    NO VIOLATION.

              Neither the execution and delivery by the Company of this Agreement or the Option Agreement nor the consummation by the Company of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, or the consummation of the transactions contemplated by the Support Agreement, will: (i) conflict with or result in a breach of any provisions of the Restated Certificate of Incorporation or Restated Bylaws of the Company;
(ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any existing Company Plan, or any grant or award made under any of the foregoing; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters that are not reasonably likely to have a Company Material Adverse Effect; or (iv) other than (a) the filings provided for in Article 1,
(b) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Home Owners' Loan Act of 1933, as amended (the "Home Owners' Loan Act"), the Connecticut General Statute of 1999, as amended (the "Connecticut General Statute"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act and applicable state securities and "Blue Sky" laws, the rules of the NYSE and the National Association of Securities Dealers, Inc. (the "NASD"), (c) the consents, approvals and notices required or contemplated under the Investment Company Act of 1940, as amended (the "1940 Act") and the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and (d) the filing of any required applications or notices with the Office of Thrift Supervision (the "OTS"), the Commissioner of Banking for the State of Connecticut and the NASD ((a), (b), (c) and (d), collectively, the "Regulatory Filings"), require any consent, approval or authorization of, action by or in respect of, or declaration, filing or registration with, any domestic governmental or regulatory authority or self-regulatory organization, other than consents, approvals, authorizations, actions, declarations or filings or registration that, if not obtained or made, are not reasonably likely to have an Company Material Adverse Effect.

              3.7    SEC DOCUMENTS.

              As of their respective dates, each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) of the Company prepared by the Company since January 1, 1995, in the form (including exhibits and any amendments thereto) filed with the Securities & Exchange Commission (the "SEC"), (collectively, the "Company Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the statements of earnings, changes in shareholders' equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (a) as set forth in the Company Reports, (b) liabilities or obligations reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with GAAP consistently applied and included in the Company Reports, and (c) liabilities or obligations incurred in the ordinary course of business which are not reasonably likely to have a Company Material Adverse Effect.

              3.8    PATENTS, TRADEMARKS, COPYRIGHTS AND TRADE SECRETS.

              (a) Except as set forth in Section 3.8 of the Company Disclosure Schedule or the Company Reports, (i) there is no existing or, to the knowledge of the Company, threatened infringement, misuse or misappropriation by others, of any United States or foreign patents, patent applications, trademarks, whether registered or as to which registration has been applied for, tradenames, service marks, copyrights, processes, designs, formulae, inventions, know-how, trade secrets or concepts (the "Intellectual

Property") of the Company or any of its Subsidiaries that is reasonably likely to be material to the Company's operation, (ii) there are no pending or threatened claims by the Company or any of its Subsidiaries against others for infringement, misuse or misappropriating, of any Intellectual Property of the Company or its Subsidiaries that are reasonably likely to be material to the Company's operation and (iii) neither the Company nor any of its Subsidiaries is infringing, misusing or misappropriating any Intellectual Property of any third party and no claim of such infringement, misuse or misappropriation is pending or, to the Company's knowledge, threatened.

              (b) Except as set forth in Section 3.8 of the Company Disclosure Schedule or the Company Reports, the Company and its Subsidiaries own or possess adequate licenses or other valid rights to use all of the Intellectual Property of the Company and its Subsidiaries used or proposed to be used in the business of the Company and its Subsidiaries as currently conducted or as proposed to be conducted. The Company has no knowledge of any facts or claims which may bring the validity of its issued patents into question.

              3.9    INVESTIGATIONS; LITIGATION.

              Except as set forth in Section 3.9 of the Company Disclosure Schedule or in the Company Reports and except in the ordinary course of its business, (a) no material investigation or review by any governmental entity with respect to the Company or any of its Subsidiaries or any of the Company Funds (as hereinafter defined) is pending (or, to the Company's knowledge, threatened) nor has any governmental entity indicated to the Company an intention to conduct the same; and (b) there are no actions, suits or proceedings pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, at law or in equity, or before or by any federal, state, local or foreign commission, board, bureau, agency or instrumentality. Neither the Company nor any of its Subsidiaries is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any regulatory agency or other governmental entity (including any United States or foreign government; any state or other political subdivision thereof; any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; any Self-Regulatory Organization (as defined below) and any court, tribunal or arbitrator(s) of competent jurisdiction) charged with the supervision or regulation of broker-dealers, securities underwriting or trading, stock exchanges, commodities exchanges, investment companies, investment advisors or insurance agents and brokers or the supervision or regulation of the Company or any of its Subsidiaries or any of the other businesses they conduct; and neither the Company nor any of its Subsidiaries has been notified in writing by or received any written communication from any such regulatory agency or other governmental entity to the effect that such regulatory agency or other governmental entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. Neither the Company nor any of its affiliated persons, as defined in Section 2(a)(3) of the 1940 Act, has been convicted within the past 10 years of any felony or misdemeanor described in Section 9(a)(1) of the 1940 Act, or is, by reason of any misconduct, permanently or temporarily enjoined from acting in the capacities, or engaging in the activities, described in Section 9(a)(2) of the 1940 Act. As used herein, "Self-Regulatory Organization" means any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority, including any of the NYSE, NASD, the National Futures Association, or any securities or other exchange or board of trade of which the Company or any of its Subsidiaries is a member or to the supervision or regulation of which the Company or any of its Subsidiaries is subject.

              3.10   COMPLIANCE WITH LAW; GOVERNMENTAL APPROVALS.

              (a) Neither the Company nor any of its Subsidiaries is in violation of any order of any court, governmental authority, arbitration board or tribunal, or Self-Regulatory Organization to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, other than any violations that are not reasonably likely to have a Company Material Adverse Effect. The Company, each of its Subsidiaries, each employee of each of them, and each of the Company Funds (as hereinafter defined) holds, and has at all pertinent times held, all licenses, franchises, permits, qualifications, authorizations, orders and approval of, and has made or obtained all filings, notices, applications, consents, registrations, approvals, permits or authorizations with, to or of, all regulatory agencies, other governmental entities and Self-Regulatory Organizations (collectively, "Permits") necessary for the lawful ownership and use of the respective properties and assets of the Company, each of its Subsidiaries, and each of the Company Funds and the conduct of their respective businesses under and pursuant to every, and is in compliance with each, and are not in default under any, and have taken all actions required by each, applicable law, ordinance, governmental rule or regulation, or rule of each Self-Regulatory Organization to which it is subject in connection with their business as now conducted (including their sales and marketing practices), except where the failure to obtain any such item or to take any such action is not reasonably likely to have a Company Material Adverse Effect. The Company has received no notice asserting any such violation. All such Permits are valid and in good standing in all material respects and are not subject to any proceeding for the suspension, modification or revocation thereof or proceedings related thereto.

              (b) The Company and each of its Subsidiaries that are required to be registered as a broker-dealer, an investment advisor, a commodity pool operator, futures commission merchant, introducing broker, commodity trading advisor or insurance agent with the SEC, the CFTC, the securities commission or similar authority or insurance authority of any state or foreign jurisdiction or any Self-Regulatory Organization are duly registered as such and such registrations are in full force and effect. All United States Federal, state and foreign registration requirements have been complied with in all material respects and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects. Since January 1, 1998, there have been no contributions or payments, and there is no other information, that would be required to be disclosed by the Company or any of the Company's Subsidiaries on any Form G-37/G-38 or recorded by the Company or any such Subsidiary pursuant to Rule G-8(a)(xvi) of the United States Municipal Securities

Rulemaking Board. As used herein, "CFTC" means the United States Commodities Futures Trading Commission.

              (c) The Company and each Subsidiary which renders investment advisory services to investment advisory clients with whom such entity is or was a party to an investment advisory agreement or similar arrangement has, at all times since January 1, 1998 or its date of formation, whichever is later, rendered such services in material compliance with all applicable requirements as to portfolio composition and portfolio management including, but not limited to, the terms of such investment advisory agreements, written instructions from such investment advisory clients, prospectuses or other offering materials, board of director or trustee directives and applicable law.

              (d) Neither the Company, nor any of its Affiliates (as defined below), is subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act or is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer Subsidiary of the Company as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and there is no reasonable basis for, or proceeding or investigation, whether formal or informal or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitations, suspension or revocation.

              3.11   ABSENCE OF CERTAIN CHANGES.

              Since January 1, 2000, the Company and each of its Subsidiaries and each of the Investment Companies (as defined in Section 3.21(a)) has conducted its business only in the ordinary course of such business, and there has not been (i) any Company Material Adverse Effect or any event which is reasonably likely to result in a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regular quarterly cash dividends payable on Company Common Stock in an amount not to exceed $0.06 per share);
(iii) any material change in its accounting principles, practices or methods; or
(iv) any action taken of the type contemplated in Section 5.2(iii), (vii), (x),
(xii) or (xiii).

              3.12   TAXES AND TAX RETURNS.

              (a)    Definitions:

              "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

              "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (including, without limitation, pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign Tax law) and including, without limitation, any liability for Taxes as a transferee or successor, by contract or otherwise.

              "Taxable Period" means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period or portion thereof, e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

              "Tax Return" means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including, without limitation, all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including, without limitation, estimated Taxes).

              (b) All material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries and, to the Company's knowledge, the Investment Companies for all Taxable Periods have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made against the Company and each of its Subsidiaries and, to the Company's knowledge, the Investment Companies with respect to such Tax Returns, have been paid when due. No adjustment relating to any such Tax Return has been proposed or threatened in writing or to the Company's knowledge, in any other communication, by any taxing authority.

              (c) The Company and each of its Subsidiaries and the Investment Companies have provided a reserve (without regard to deferred Tax assets and liabilities) (the "Tax Reserve") on the financial statements included in the Company Reports that is adequate in accordance with GAAP for all unpaid Taxes for Taxable Periods ending on or prior to the date of such financial statements.

              (d) The Company and each of its Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6050S, as well as similar provisions under any other laws (including without limitation state, local and foreign laws).

              (e) None of the Tax Returns of the Company or any of its Subsidiaries has been or is currently being examined by the Internal Revenue Service ("IRS") or state, local or foreign taxing authorities. The Company is not aware of any state of facts which to the Company's knowledge, would constitute grounds for the proper assessment of any material liability for Taxes with respect to periods (or portions thereof) which have not been audited by the IRS or other taxing authority and with respect to which the relevant statute of limitations has not expired. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending, nor has the Company or any of its Subsidiaries or, to the Company's knowledge, the Investment Companies received a revenue agent's or similar written report asserting a Tax deficiency.

              (f) No claim has ever been made in writing by any taxing authority with respect to the Company or any of its Subsidiaries or, to the Company's knowledge, the Investment Companies in a jurisdiction where the Company and/or any of its Subsidiaries and/or the Investment Companies do not file Tax Returns that the Company or any such Subsidiary or Investment Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for Taxes that are not yet due and payable or are being disputed in good faith by appropriate proceedings, there are no liens for any Tax upon any asset of the Company or any of its Subsidiaries or the Investment Companies.

              (g) Neither the Company nor any of its Subsidiaries or, to the Company's knowledge, the Investment Companies is, or has been, a party to any agreement relating to allocating or sharing the payment of, or liability for, Taxes with respect to any Taxable Period (other than an agreement solely between or among the Company and its Subsidiaries).

              (h) Neither the Company nor any of its Subsidiaries or, to the Company's knowledge, the Investment Companies has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. The stock of neither the Company nor any of its Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

              (i) No extension of time with respect to any date on which a Tax Return was or is to be filed by the Company or any of its Subsidiaries or, to the Company's knowledge, the Investment Companies is in force, and no waiver or agreement by the Company or any of its Subsidiaries or, to the Company's knowledge, the Investment Companies is in force for the extension of time for the assessment or payment of any Taxes.

              (j) Neither the Company nor any of its Subsidiaries has been a member of an (i) affiliated group (within the meaning of Section 1504 of the Code) or (ii) affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, in each case other than the group of which the Company is the common parent.

              (k) Neither the Company nor any of its Subsidiaries or, to the Company's knowledge, the Investment Companies has been, is or is reasonably expected to be a party to a closing agreement or similar arrangement with the IRS or any relevant state, local or foreign taxing authority.

              3.13   MATERIAL CONTRACTS.

              All contracts material to the business and operations of the Company and its Subsidiaries and the Investment Companies taken as a whole (the "Material Contracts") are in full force and effect and are enforceable against all parties thereto in accordance with their terms. Neither the Company nor any of its Subsidiaries or the Investment Companies is in default under any such Material Contract and, to the knowledge of the Company, no other party to any Material Contract with the Company or any Subsidiary or Investment Company is in default thereunder and the Company has no knowledge of any fact, circumstance or event which might reasonably be expected in the future to cause any such party to be in default under any such Material Contract except for such instances that are not reasonably likely to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries or the Investment Companies is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company or its Affiliates (including Parent and its Subsidiaries following the Effective Time) is or would be conducted.

              3.14   EMPLOYEE BENEFIT PLANS.

              (a) Schedule 3.14 of the Company Disclosure Schedule contains a true and complete list of each material employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or any Subsidiary for the benefit of any current or former employee, consultant, or director of the Company or any of its Subsidiaries (the "Company Plans").

              (b) With respect to each of the Company Plans, the Company has delivered to Parent true and complete copies of each of the following documents, as applicable: (i) a copy of the Company Plan documents (including all amendments thereto) for each written Company Plan; (ii) a copy of the annual report or Internal Revenue Service Form 5500 Series for the last year ending prior to the date of this Agreement if such report was required to be filed;
(iii) a copy of the actuarial report, if required under the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), for the last year ending prior to the date of this Agreement; (iv) a copy of the most recent Summary Plan Description ("SPD") if required under ERISA; (v) if the Company Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any, and (vi) the most recent determination letter received from the IRS with respect to each Company Plan that is intended to be qualified under Section 401(a) of the Code. In addition, with respect to each Company Plan, the Company has made available, or will prior to the Closing Date make available, to Parent true and correct copies of all insurance contracts and all other material contracts relating to such Company Plans.

              (c) Neither the Company, any Subsidiary, nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA has or at any time in the past has had (i) any obligation to contribute to, or any liability, contingent or otherwise with respect to, a plan subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, or (ii) an obligation to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

              (d) Neither the Company, any Subsidiary nor any of the Company Plans, any trust created thereunder, nor to the knowledge of the Company, any trustee, or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any Subsidiary or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976, 4980B, 4980D or 4980E of the Code.

              (e) Each of the Company Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA, the Code and the Age Discrimination in Employment Act of 1967, as amended.

              (f) The Company has applied for and received a currently effective determination letter from the IRS stating that each of the Company Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from tax under Section 501(a) of the Code and no event has occurred which would affect such qualified status.

              (g) Any fund established under a Company Plan that is intended to satisfy the requirements of section 501(c)(9) of the Code has so satisfied such requirements.

              (h) No Company Plan provides benefits, including health, life, death or medical benefits (whether or not insured), with respect to current or former employees of the Company, any Subsidiary or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable laws, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, a Subsidiary or an ERISA Affiliate, (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof), or
(v) under Section 4980B of the Code).

              (i) The consummation of the transactions contemplated by this Agreement, either alone or together with any other event, will not (i) entitle any current or former employee, officer or director of the Company, any Subsidiary or any ERISA Affiliate to severance pay or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director. There are no pending, or, to the knowledge of Parent, threatened or anticipated, claims by or on behalf of any Company Plan, by any employee or beneficiary under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits).

              3.15   LABOR MATTERS.

              Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries, nor their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any of its Subsidiaries. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries relating to their business by the National Labor Relations Board or any similar governmental or adjudicatory agency or court. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit currently being made or threatened involving employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance with all applicable federal, state and local laws, rules and regulations regarding employment, consulting, employment practices, employee classification, labor relations, safety and health, wages, hours, withholding and terms and conditions of employment.

              3.16   PARENT STOCK OWNERSHIP.

              Neither the Company nor any of its Subsidiaries or the Investment Companies beneficially owns any shares of Parent Common Stock or other securities convertible into or exercisable for Parent Common Stock.

              3.17   TAX REORGANIZATION.

              The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

              3.18   ENVIRONMENTAL MATTERS.

              Except as described in Section 3.18 of the Company Disclosure Schedule or in the Company Reports, the Company and each of its Subsidiaries are in material compliance with all applicable federal, state, local and foreign laws, rules and regulations relating to pollution or protection of human health, worker safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"). Such compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received written notice of, or to the knowledge of the

Company, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person or entity alleging liability under or noncompliance with any Environmental Law. To the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

              3.19   STATUS OF SUBSIDIARY THAT IS A SAVINGS ASSOCIATION.

              (a) Advest Bank and Trust Company (the "Bank"), a subsidiary of the Company, is currently deemed to be a "savings association" by the OTS. As of the date hereof, the Bank continues to meet all of the requirements of the OTS to enable it to retain its status as a "savings association." The Company is currently treated as a "unitary thrift holding company" by the OTS. As of the date hereof, the Company continues to meet all of the requirements of the OTS to enable it to retain its status as a "unitary thrift holding company."

              (b) The Bank is "well capitalized" (as that term is defined at 12 C.F.R. 208.43(b)(1) or the relevant regulation of the Bank's primary federal bank regulator), and "well managed" (as that term is defined at 12 C.F.R. 225.2(s)), and the Bank's rating pursuant to the Community Reinvestment Act of 1997 ("CRA") is no less than "satisfactory." Neither the Company nor any of its Subsidiaries has been informed that the Bank's status as "well capitalized," "well managed" or "satisfactory" for CRA purposes will change within one year.

              3.20   DERIVATIVE INSTRUMENTS.

              Any and all swaps, caps, floors, futures, forward contracts, option agreements and other derivative financial instruments, contracts or arrangements, whether entered into for the account of the Company or one of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and, to the Company's best knowledge, in accordance with prudent business practice and applicable laws, rules, regulations and policies of all applicable regulatory agencies and with counterparties believed to be financially responsible at the time. The Company and each of its Subsidiaries have duly performed in all respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company's best knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder, except as, individually or in the aggregate, otherwise are not reasonably likely to have a Company Material Adverse Effect.

              3.21   INVESTMENT ADVISORY ACTIVITIES.

              (a) Each of the Investment Companies (as defined below) (or the trust or corporation of which it is a series) is duly organized and existing in good standing under the laws of the jurisdiction under which it is organized. Each of the Investment Companies (or the trust or corporation of which it is a series) that is registered or required to be registered under the 1940 Act (each, a "Company Fund") is governed by a board of trustees or directors (each a "Fund Board" and, collectively, the "Fund Boards") consisting of at least 50% of trustees or directors who are not "interested persons" (as defined in the 1940 Act) of the Company Funds or the Company. The Fund Boards operate in all material respects in conformity with the requirements and restrictions of the 1940 Act. As used herein, "Investment Company" means any investment company within the meaning of the 1940 Act, disregarding Section 3(c) thereof, that is sponsored, organized, advised, managed or distributed by the Company or one of its Subsidiaries (including the Company Funds). Each Company Fund is identified in Section 3.21 of the Company Disclosure Schedule.

              (b) Each of the Investment Companies is in compliance in all material respects with all applicable United States federal, state and foreign laws, rules and regulations of the SEC, the CFTC, the IRS, and any Self-Regulatory Organization having jurisdiction over such Investment Company.

              (c) Each Investment Company has been operated or managed in compliance with its respective objectives, policies and restrictions, including those set forth in the applicable prospectus and registration statement, if any, for that Investment Company. The Company and its Subsidiaries have operated their investment accounts in accordance with the investment objectives and guidelines in effect for such investment accounts.

              (d) None of the Company or any of its Subsidiaries or any "associated person" (as defined in the Advisers Act or the Exchange Act) or any "affiliated person" (as defined in the 1940 Act) of the Company or any of its Subsidiaries is ineligible pursuant to Section 203 of the Advisers Act, Section 9(a) or 9(b) of the 1940 Act or Section 15(b) of the Exchange Act to serve as a registered investment adviser or broker-dealer or as an associated person of a registered investment adviser or broker-dealer.

              3.22   STATE TAKEOVER STATUTES AND SHAREHOLDER RIGHTS PLAN.

              No "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation is applicable to the Merger or the other transactions contemplated hereby and by the Option Agreement and the Support Agreement. The Company has taken all actions necessary such that, for all purposes under the Rights Agreement, neither Parent nor Merger Sub nor any of their affiliates shall be deemed an Acquiring Person (as defined in the Rights Agreement), the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur, and the rights issuable pursuant to the Rights Agreement (the "Rights") will not separate from the Company Common Stock, as a result of Parent's and Merger Sub's entering into this Agreement, the Option Agreement or the Support Agreement or consummating the Merger and/or other transactions contemplated hereby or thereby.

              3.23   NO BROKERS.

              The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement, the Option Agreement and the Support Agreement, or the consummation of the transactions contemplated hereby and thereby, except that the Company has retained Goldman, Sachs & Co. as its financial advisor, the arrangements of which have been disclosed by the Company to Parent. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement, the Option Agreement and the Support Agreement, or the consummation of the transactions contemplated hereby and thereby.

              3.24   OPINION OF FINANCIAL ADVISOR.

              The Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date hereof, the consideration to be received in the Merger is fair to the holders of Company Common Stock from a financial point of view.

                                    ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

              Except as set forth in the disclosure schedule delivered at or prior to the execution hereof to the Company (the "Parent Disclosure Schedule") or in the Parent Reports (as defined below) filed on or prior to the date hereof, Parent and Merger Sub represent and warrant to the Company as of the date of this Agreement as follows:

              4.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW.

              Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing is not reasonably likely to have a Parent Material Adverse Effect (as defined below). Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Parent and Merger Sub have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action is not reasonably likely to have a Parent Material Adverse Effect.

              4.2    AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.

              Each of Parent and Merger Sub, respectively, has the requisite corporate power and authority to execute and deliver this Agreement, the Support Agreement, the Option Agreement and all other agreements and documents contemplated hereby to which it is a party and perform its obligations hereunder and thereunder. The consummation by Parent and Merger Sub, as applicable, of the transactions contemplated hereby and by the Option Agreement and the Support Agreement have been unanimously approved by the Board of Directors of Parent and Merger Sub, as applicable, and duly authorized by all requisite corporate action. This Agreement, the Support Agreement, and the Option Agreement constitute, and all other agreements and documents contemplated hereby to which Parent or Merger Sub, as applicable, is a party (when executed and delivered pursuant hereto) shall constitute, the valid and legally binding obligations of Parent and/or Merger Sub, as applicable, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws of general applicability relating to creditors' rights and general principles of equity.

              4.3    CAPITALIZATION.

              The authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock and 100,000,000 shares of Preferred Stock, par value $.01 per share ("Parent Preferred Stock"). As of July 31, 2000, there were 46,147,359 shares of Parent Common Stock and no shares of Parent Preferred Stock issued and outstanding and 1,095,900 shares of Parent Common Stock held in Parent's treasury. Since such date, no additional shares of capital stock of Parent have been issued, except shares issued pursuant to the exercise of options outstanding under the MONY 1998 Stock Incentive Plan (the "Parent 1998 Stock Plan"). As of July 31, 2000, options to acquire 1,600,400 shares of Parent Common Stock were outstanding. Since such date, no additional options have been granted. Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. All such issued and outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock to be issued pursuant to
Section 2.2(a) hereof, when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments, other than pursuant to the Parent 1998 Stock Plan and the Rights Agreement between Parent and EquiServe dated November 10, 1998 (the "Parent Rights Agreement"), which obligate Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Parent or any of its Subsidiaries.

              4.4    MERGER SUB.

              The authorized capital stock of Merger Sub consists of 2,500 shares of common stock, par value $1.00 per share, all of which shares are issued and outstanding and owned by Parent. Merger Sub has not engaged in any activities other than in connection with its formation and the transactions contemplated by this Agreement.

              4.5    COMPLIANCE WITH LAW; GOVERNMENTAL APPROVALS.

              Neither the Parent nor any of its Subsidiaries is in violation of any order of any court, governmental authority, arbitration board or tribunal, or Self-Regulatory Organization to which the Parent or any of its Subsidiaries or any of their respective properties or assets is subject, other than any violations that are not reasonably likely to have a Parent Material Adverse Effect. The Parent, each of its Subsidiaries, and each employee of each of them holds, and has at all pertinent times held, all Permits necessary for the lawful ownership and use of the respective properties and assets of the Parent and each of its Subsidiaries and the conduct of their respective businesses under and pursuant to every, and is in compliance with each, and are not in default under any, and have taken all actions required by each, applicable law, ordinance, governmental rule or regulation, or rule of each Self-Regulatory Organization to which it is subject in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action is not reasonably likely to have a Parent Material Adverse Effect. The Parent has received no notice asserting any such violation. All such Permits are valid and in good standing in all material respects and are not subject to any proceeding for the suspension, modification or revocation thereof or proceedings related thereto.

              4.6    NO VIOLATION.

              Neither the execution and delivery by Parent and Merger Sub, as applicable, of this Agreement, the Support Agreement or the Option Agreement, nor the consummation by Parent and Merger Sub, as applicable, of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, will: (i) conflict with or result in a breach of any provisions of the respective Amended and Restated Certificate of Incorporation of Parent or Certificate of Incorporation of Merger Sub or Amended and Restated By-Laws of Parent or By-Laws of Merger Sub; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, the Parent 1998 Stock Plan, or any grant or award thereunder; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Parent or Merger Sub under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent or Merger Sub is a party, or by which Parent or Merger Sub or any of their respective properties is bound or affected, except for any of the foregoing matters that are not reasonably likely to have a Parent Material Adverse Effect; or (iv) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority or self-regulatory organization, other than consents, approvals, authorizations, declarations or filings or registrations which, if not obtained or made, are not reasonably likely to have a Parent Material Adverse Effect.

              4.7    INVESTIGATIONS; LITIGATION.

              Except as set forth in Section 4.7 of the Parent Disclosure Schedule or in the Parent Reports and except in the ordinary course of its business, (a) no material investigation or review by any governmental entity with respect to the Parent or any of its Subsidiaries is pending (or, to the Parent's knowledge, threatened) nor has any governmental entity indicated to the Parent an intention to conduct the same; and (b) there are no actions, suits or proceedings pending against the Parent or its Subsidiaries or, to the knowledge of the Parent, threatened against the Parent or its Subsidiaries, at law or in equity, or before or by any federal, state, local or foreign commission, board, bureau, agency or instrumentality. Neither the Parent nor any of its Subsidiaries is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any regulatory agency or other governmental entity (including any United States or foreign government; any state or other political subdivision thereof; any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; any Self-Regulatory Organization and any court, tribunal or arbitrator(s) of competent jurisdiction) charged with the supervision or regulation of broker-dealers, securities underwriting or trading, stock exchanges, commodities exchanges, investment companies, investment advisors or insurance agents and brokers or the supervision or regulation of the Parent or any of its Subsidiaries or any of the other businesses they conduct; and neither the Parent nor any of its Subsidiaries has been notified in writing by or received any written communication from any such regulatory agency or other governmental entity to the effect that such regulatory agency or other governmental entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. Neither the Parent nor any of its affiliated persons, as defined in Section 2(a)(3) of the 1940 Act, has been convicted within the past 10 years of any felony or misdemeanor described in Section 9(a)(1) of the 1940 Act, or is, by reason of any misconduct, permanently or temporarily enjoined from acting in the capacities, or engaging in the activities, described in Section 9(a)(2) of the 1940 Act.

              4.8    SEC DOCUMENTS.

              As of their respective dates, each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) of Parent prepared by Parent since its initial public offering, in the form (including exhibits and any amendments thereto) filed with the SEC, (collectively, the "Parent Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent as of its date, and each of the consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows included in or incorporated by reference into the Parent Reports (including, any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Parent for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

              4.9    ABSENCE OF CERTAIN CHANGES.

              Since January 1, 2000, other than as set forth in the Parent Reports, Parent has conducted its business only in the ordinary course of such business, and there has not been any Parent Material Adverse Effect or any event which is reasonably likely to result in a Parent Material Adverse Effect.

              4.10   NO BROKERS.

              Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Donaldson, Lufkin & Jenrette Securities Corporation as its financial advisor. Other than the foregoing arrangements, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

              4.11   TAXES.

              Except as would not result in a Parent Material Adverse Effect, each of Parent and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all Tax Returns required to be filed by it, and such Tax Returns are to the best knowledge of Parent true, correct and complete, and (ii) paid in full or made adequate provision in the financial statements of Parent (in accordance with GAAP) for all taxes related to such Tax Returns. Except as would not result in a Parent Material Adverse Effect, no deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to Parent or any of its Subsidiaries, and, to the best knowledge of Parent, there are no liens for Taxes upon the assets of either Parent or its Subsidiaries except for statutory liens for current Taxes not yet due or liens for Taxes that are being contested in good faith by appropriate proceedings, for which reserves adequate in accordance with GAAP have been provided. Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                    ARTICLE 5

                                    COVENANTS

              5.1    ALTERNATIVE PROPOSALS.

              The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any merger, consolidation, share exchange, tender offer or other business combination involving the Company or any of its Material Subsidiaries, or the acquisition (including by way of lease or license) in any manner of 10% or more of the voting stock or equity or 10% or more of the consolidated assets of the Company or any of its Material Subsidiaries, other than as contemplated by this Agreement (each, a "Transaction"). The Company may, directly or indirectly, prior to the Company Stockholders Meeting (as defined below), furnish non-confidential information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group, and may, prior to the Company Stockholders Meeting, participate in discussions and negotiate with such entity or group concerning any Transaction if such entity or group has submitted a written proposal to the Company Board, prior to the Company Stockholders Meeting, relating to any such Transaction (an "Alternative Proposal") and the Company Board by a majority vote determines in its good faith judgment, after consultation as to legal matters with outside legal counsel and after consultation as to financial matters with an investment banking firm of national reputation, that the Alternative Proposal is a Superior Proposal (as hereinafter defined) and that failing to take such action would constitute a breach of the Company Board's fiduciary duty. The Company Board shall provide a copy of any such written proposal to Parent immediately after receipt thereof and thereafter keep Parent promptly advised of any development with respect thereto. Except as set forth above, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Merger Sub, any affiliate or associate of Parent and Merger Sub or any designees of Parent and Merger Sub) concerning, or enter into any agreement with respect to, any Transaction, provided, however, that nothing herein shall prevent the Company Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offers; provided, further, that the Company Board shall not recommend that the shareholders of the Company tender their outstanding shares of Company Common Stock in connection with any such tender offer or exchange offer unless the Company Board by a majority vote determines in its good faith judgment, after consultation as to legal matters with outside legal counsel and after consultation as to financial matters with an investment banking firm of national reputation, that the tender offer is a Superior Proposal and that failing to take such action would constitute a breach of the Company Board's fiduciary duty under applicable laws. Nothing in this Section
5.1 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), (y) permit the

Company to accept or enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal), or (z) affect any other obligation of the Company under this Agreement.

              For purposes of this Agreement "Superior Proposal" means any Alternative Proposal with respect to a Transaction which (a) is superior to the Merger from a financial point of view to the stockholders of the Company, (b) faces no material legal or other impediments to consummation, and (c) is fully financed. In deciding whether an Alternative Proposal is a Superior Proposal, the Company Board shall take into account, among other things, the tax effect on the Company's stockholders of the Alternative Proposal and the form of consideration contemplated by the Alternative Proposal.

              5.2    INTERIM OPERATIONS.

              Prior to the Effective Time, unless Parent has otherwise consented in writing thereto, the Company:

              (i) shall, and shall cause each of its Subsidiaries and each of the Investment Companies to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

              (ii) shall use its reasonable best efforts, and shall cause each of its Material Subsidiaries and each of the Investment Companies to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

              (iii) shall not, and shall cause its Material Subsidiaries not to, amend their respective Certificates of Incorporation or Bylaws or comparable governing instruments;

              (iv) shall, and shall cause each of the Investment Companies to, promptly notify Parent of (x) any Company Material Adverse Effect, (y) any litigation matter relating to an amount in excess of $500,000, governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (z) any material breach of any representation or warranty contained herein;

              (v) shall, upon receiving any written notice from any Taxing authority proposing any adjustment to any Tax relating to the Company or any of its Subsidiaries, give prompt written notice thereof to Parent, which notice shall describe in detail each proposed adjustment;

              (vi) shall promptly deliver to Parent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

              (vii) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of assets or securities other than in the ordinary course of business, any disposition of assets or securities other than in the ordinary course of business or any release or relinquishment of any material contract rights other than in the ordinary course of business;

              (viii) shall not, and shall not permit any of its Subsidiaries to, issue any shares of its capital stock or securities convertible into or exchangeable or exercisable for shares of its capital stock, except upon exercise of options outstanding on the date of this Agreement under the Company Stock Option Plans or granted pursuant to the terms of the Stock Option Agreement to purchase shares of Company Common Stock, or effect any stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, or other similar transaction with respect to any shares of its capital stock or other ownership interests, or otherwise change its capitalization;

              (ix) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock or other securities of the Company or its Subsidiaries;

              (x) shall not, and shall not permit any of its Subsidiaries to, take or fail to take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code;

              (xi) except pursuant to (i) applicable law, (ii) the terms of pre-existing contractual arrangements or policies or (iii) the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, amend the terms of any Company Plan, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee compensation or benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements, or change in any respect any vesting schedule with respect to any Company Plan or grant or award thereunder, or grant any salary increases to any employee of the Company or any Subsidiary;

              (xii) except in the ordinary course consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, (x) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity, (y) make any loans or advances to any other person or (z) subject any of its property or assets, or permit any of its property or assets to be subjected, to any lien, claim or encumbrance of any kind;

              (xiii) shall not, and shall not permit any of its Subsidiaries to,
       (x) change any practice with respect to Taxes, (y) make, revoke or change any election with respect to Taxes or (z) settle or compromise any Tax liability;

              (xiv) shall not (y) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (other than regular quarterly cash dividends payable on Company Common Stock in an amount not to exceed $0.06 per share) or other ownership interests or (z) redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action;

              (xv) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in
       Article 3 hereof untrue or incorrect.

              5.3    MEETING OF STOCKHOLDERS.

              The Company will take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and Restated Bylaws to convene a meeting of its stockholders (the "Company Stockholders Meeting,") as promptly as practicable, and in any case not more than 45 days following the declaration of the effectiveness of the Form S-4 (as defined in Section 5.7), to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Company Board shall recommend such approval and shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 5.7); provided, however, that such recommendation or solicitation shall not be required if and to the extent that the Company Board determines after the date hereof, in its good faith judgment, after consultation as to legal matters with outside legal counsel and after consultation as to financial matters with an investment banking firm of national reputation, that the making of such recommendation or solicitation would involve a breach of its fiduciary duties to its stockholders imposed by law.

              5.4    FILINGS; OTHER ACTIONS.

              Subject to the terms and conditions herein provided, the Company and Parent shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, the Home Owners' Loan Act, the Connecticut General Statute and the rules of the NASD and to the Federal Trade Commission, the OTS, the Commissioner of Banking for the State of Connecticut and the NASD with respect to the Merger and the transactions contemplated hereby and by the Option Agreement and Support Agreement; (b) use all reasonable best efforts to cooperate with one another (i) in determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and self-regulatory organizations in connection with the execution and delivery of this Agreement, the Option Agreement and the Support Agreement and the consummation of the transactions contemplated hereby and thereby and (ii) in timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement, the Option Agreement and the Support Agreement as promptly as practicable.

              5.5    INSPECTION OF RECORDS.

              From the date hereof to the Effective Time, Company and Parent shall (i) allow all designated officers, attorneys, accountants and other representatives of their respective companies reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the other party and their Subsidiaries, (ii) furnish to such other party and such other party's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct employees, counsel and financial advisors to cooperate with such party in such party's investigation of the business of the other party and its Subsidiaries.

              5.6    PUBLICITY.

              The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable best efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and by the Option Agreement and Support Agreement and in making any filing with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

              5.7    REGISTRATION STATEMENT.

              Parent and the Company shall cooperate and promptly prepare and Parent shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Parent Common Stock issuable in the Merger, which Registration Statement shall contain the proxy statement with respect to the meeting of the stockholders of the Company in connection with the Merger (the "Proxy Statement/Prospectus"). Parent and the Company agree that such filing of the Form S-4 shall be made no later than 20 business days from the date hereof. The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use reasonable best efforts, and Company will cooperate with Parent, to have the Form S-4 declared effective by the SEC as promptly as practicable. Parent shall use reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form S-4 shall not (i) at the time the Form S-4 is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock, (iii) at the time of the Company Stockholders' Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form S-4 shall not (i) at the time the Form S-4 is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock, (iii) at the time of the Company Stockholders' Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company without the approval of Parent. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

              5.8    LISTING APPLICATION.

              Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock issuable in the Merger, and shall use all reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance.

              5.9    AFFILIATE LETTERS.

              Not less than 30 days prior to the Closing Date, the Company shall deliver to Parent a list of names and addresses of those persons who were, at the record date for the Company Stockholders Meeting, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit A. Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Letters.

              5.10   EXPENSES.

              Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Option Agreement and the Support Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses except as expressly provided herein and except that the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC and the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus shall be paid one-half by Parent and one-half by the Company.

              5.11   DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

              (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, fiduciary or agent of another corporation, partnership, trust or other enterprise or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate in connection with defending against and responding to such proceedings. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent permitted by the corporate governance documents of the Company or its Subsidiaries as of the date hereof and by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Parry to the fullest extent permitted by law upon receipt of an undertaking, to the extent required by the DGCL, from such Indemnified Party to repay such advanced expenses if it is finally and unappealably determined that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective

Time) (collectively, "Claims"), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that except as otherwise specified by the corporate governance documents of the Company or its Subsidiaries, (1) Parent shall have the right to assume the defense thereof by retaining counsel reasonably satisfactory to the Indemnified Parties and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties with respect to any Claim or series of related Claims, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by the corporate governance documents of the Company or its Subsidiaries or applicable law. Any Indemnified Party wishing to claim indemnification under this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof in writing, provided that the failure to so notify shall not affect the obligations of Parent under this Section 5.11 except (and only) to the extent such failure to notify materially prejudices the Surviving Corporation.

              (b) Without limiting any of the obligations under paragraph (a) of this Section 5.11, Parent agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in the Company's Certificate of Incorporation or Bylaws or in the similar governing documents of any of the Company's Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for six (6) years thereafter, without any amendment thereto; provided, however, that nothing contained in this Section 5.11(b) shall be deemed to preclude the liquidation, consolidation or merger of the Company or any Subsidiary thereof, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against Parent or its successor. Nothing contained in this Section 5.11(b) shall be deemed to preclude any rights to indemnification or limitations on liability provided in Parent's Articles of Incorporation or Bylaws or the similar governing documents of any of Parent's Subsidiaries with respect to matters occurring subsequent to the Effective Time to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary.

              (c) Parent shall use its reasonable best efforts to cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six (6) years from the Closing Date by the directors' and officers' liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of the Company than the terms and conditions of such existing policy and provided further that in no event will Parent be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance (the "Insurance Amount"), and further provided, that if Parent is unable to maintain or obtain the insurance called for by this Section 5.11(c) as a result of the preceding proviso, Parent shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such. The provisions of this Section
5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

              5.12   ADDITIONAL AGREEMENTS.

              In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Parent and a Subsidiary of the Company) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

              5.13   SHAREHOLDER RIGHTS PLAN AND TAKEOVER STATUTES.

              The Company shall take all action necessary to render the Rights Agreement and the Rights inapplicable to the transactions contemplated hereby or by the Option Agreement or Support Agreement. The Company shall not amend, modify or supplement the Rights Agreement or the Rights without the prior written consent of Parent. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation, is or shall become applicable to the transactions contemplated hereby or by the Option Agreement or the Support Agreement, the Company and the members of the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and by the Option Agreement and by the Support Agreement may be consummated as promptly as practicable on the terms contemplated hereby and by the Option Agreement and by the Support Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and by the Option Agreement and by the Support Agreement. If requested by Parent at least three business days prior to the Effective Time, the Company Board shall take all necessary action to terminate or redeem all of the outstanding Rights and to terminate the Rights Agreement, effective immediately prior to the Effective Time.

              5.14   CONVEYANCE TAXES.

              The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, the Option Agreement and the Support Agreement that are required or permitted to be filed on or before the Effective Time.

              5.15   CERTAIN TAX MATTERS.

              (a) From the date hereof until the Effective Time, (i) the Company and each of its Subsidiaries and the Investment Companies will prepare and file, or will cause to be prepared and filed, in the manner required by applicable law, all Tax Returns that are required (with extensions) to be filed,
(ii) the Company and each of its Subsidiaries and the Investment Companies will timely pay all Taxes shown as due and payable, or required to be shown as due and payable, on such Tax Returns that are so filed, (iii) the Company and each of its Subsidiaries and the Investment Companies will make provision for all Taxes payable by the Company and/or any such Subsidiary and/or Investment Company for which no Tax Return is due prior to the Effective Time and (iv) the Company will promptly notify Parent in writing of any action, suit, proceeding, claim or audit pending against or with respect to the Company or any Subsidiary thereof in respect of any Tax.

              (b) The Company agrees that it will, and will cause its Subsidiaries and the Investment Companies to, make available all such information, employees and records of or relating to the Company and each of its Subsidiaries and the Investment Companies as Parent may reasonably request with respect to matters relating to Taxes (including, without limitation, the right to make copies of such information and records) and will cooperate with respect to all matters relating to Taxes (including, without limitation, the filing of Tax Returns, the filing of amended Tax Returns, audits, and proceedings).

              (c) It is understood and agreed that Parent and the Company will request that (i) Norman Sinrich, Esq., tax counsel to Parent (or such other tax counsel to Parent as shall be reasonably acceptable to the Company), and
(ii) Day, Berry & Howard LLP and Wachtell, Lipton, Rosen & Katz, legal counsel to the Company, issue to their respective clients for inclusion as exhibits to the Form S-4 opinions to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and respecting related matters (each such opinion, an "Exhibit Opinion" and, collectively, the "Exhibit Opinions"). In rendering such Exhibit Opinions, such legal counsel may require and reasonably rely upon reasonably requested representations contained in certificates of the Company, Parent and Merger Sub (the "Tax Certificates").

              5.16 COMPANY SATISFACTION OF THE CONDITIONS OF SECTION 15 OF THE 1940 ACT.

              (a) The Company shall use, and shall cause its Subsidiary Boston Advisors ("BA") to use, its best efforts to cause the boards of trustees of the Company Funds to approve, and to solicit their respective shareholders as promptly as practicable with regard to the approval of, new investment advisory agreements with BA acting as investment adviser for such funds, to be effective on or as promptly as practicable after the Effective Time, pursuant to the provisions of Section 15 of the 1940 Act, and consistent with all requirements of the 1940 Act applicable thereto, provided that such agreements are identical in all material respects to the existing agreements other than the term of the agreement. The Company and its Subsidiaries also shall take any similar action required under the 1940 Act to continue any underwriting or distribution agreements of the Company Funds. Parent shall have a reasonable opportunity to review and provide comments on any proxy or other materials that are proposed to be used by the Company and its Subsidiaries to solicit the approvals contemplated by this Section 5.16(a), prior to the use of such materials.

              (b) The Company shall use, and shall cause BA to use, its best efforts to ensure the satisfaction of the conditions set forth in Section 15(f) of the 1940 Act with respect to each of the Company Funds.

              5.17   ADVISORY CONTRACT CONSENTS.

              As promptly as practicable, the Company and its Subsidiaries shall inform, in compliance with applicable law, its investment advisory services clients (other than those covered by the foregoing Section 5.16), custodial services clients and mutual fund distribution services clients of the transactions contemplated by this Agreement and shall request such clients' written consents to the deemed assignment of their investment advisory services, custodial services or mutual fund distribution services agreements, as the case may be, resulting from the consummation of the transactions contemplated by this Agreement and use their best efforts to obtain such consents or, in the case of agreements which are not in writing or which either prohibit assignment or a change in control or state by their terms that they terminate upon assignment or a change in control, new agreements (and any required director and investor approvals) with the Company or the appropriate Subsidiary, effective upon Closing.

              5.18   RETENTION PLAN.

              Parent shall cause the Surviving Corporation to honor, effective as of the Effective Time, the Advest 2000 Retention Plan on terms consistent with those identified in Exhibit B hereto and the Advest 2000 Management Incentive Plan on terms consistent with those identified in Exhibit C hereto. The Company shall keep Parent informed in writing on a timely basis (which shall be not less frequently than bi-weekly) as to the number of producers who elect to participate in the Advest 2000 Retention Plan. The Company shall use commercially reasonable efforts to cause its producers to become participants in the Advest 2000 Retention Plan.

              5.19   DIVIDENDS.

              The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on shares of Company Common Stock so that holders of shares of Company Common Stock do not receive dividends on both shares of Company Common Stock and Parent Common Stock received in the Merger in respect of any calendar quarter (taking into account that Parent declares and pays dividends on the Parent Common Stock annually).

              5.20   EMPLOYEE BENEFITS.

              For at least one year following the Effective Time, the Parent shall, or shall cause its Subsidiaries to, provide the employees of the Company who are employed by the Parent or any of its Subsidiaries immediately after the Effective Time ("Company Employees") (i) substantially the same base salary and wages on substantially the same terms and conditions as those in effect immediately prior to the Effective Time, and (ii) employee benefits that are no less favorable in the aggregate to the Company Plans provided to Company Employees immediately prior to the Effective Time. Following the Effective Time, the Parent agrees that the Parent shall, or shall cause its Subsidiaries to, (i) recognize all Company Employees' service with the Company for the purposes of eligibility, participation, level of benefits and vesting of benefits (but not for benefit accrual under defined benefit pension plans) under any employee benefit plans of the Parent or its Subsidiaries providing benefits to Company Employees after the Effective Date (the "New Plans") to the extent such service would have been recognized under the applicable Company Plans; provided, that no such credited service shall result in a duplication of benefits.

              In addition, and without limiting the generality of the foregoing:
(i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under comparable Company Plans in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans") and to the extent such coverage would have been recognized under the applicable Old Plan; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively at work requirements of such New Plan to be waived for such employee and his or her covered dependents to the extent such exclusion or requirement would not have applied under the applicable Old Plan, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out of pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

              5.21   SECTION 16 MATTERS.

              Prior to the Effective Date, Parent and the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock or acquisitions of shares of Parent Common Stock (including derivative securities with respect to shares of Company Common Stock or Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or the Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

              5.22   NO FUNDAMENTAL PARENT CHANGES.

              Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Parent shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (i) amend its articles of incorporation or bylaws in a manner that would materially adversely affect the economic benefits of the Merger to the holders of the Company Common Stock, (ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 6.1 or 6.2 not being satisfied in any material respect or in a material violation of any provision of this Agreement, except, in every case, as may be required by applicable law, or
(iii) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.23.

                                    ARTICLE 6

                                   CONDITIONS

              6.1    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

              The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

              (a) This Agreement and the transactions contemplated hereby shall have been approved by the holders of the issued and outstanding shares of capital stock of the Company in accordance with the DGCL and Company's Certificate of Incorporation.

              (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

              (c) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction in the United States which prohibits the consummation of the transactions contemplated by this Agreement.

       In the event any such order or injunction shall have been issued, each party agrees to use all reasonable best efforts to have any such injunction lifted.

              (d) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all material approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued to the Company stockholders in connection with the Merger shall have been received.

              (e) The Parent Common Stock to be issued to the Company stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

              (f) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission or other regulatory body or self-regulatory organization required pursuant to the HSR Act, the Home Owners' Loan Act, the Connecticut General Statute and the rules of the NASD shall have been obtained or made, and shall not contain any terms that, in the reasonable good faith judgment of Parent, is unreasonably burdensome to Parent.

              6.2    CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE
MERGER.

              The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

              (a) Parent shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Parent and Merger Sub contained in this Agreement, the Parent Disclosure Schedule and documents delivered at Closing shall be true and correct as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality is reasonably likely to have a Parent Material Adverse Effect, and the Company shall have received a certificate of the President or a Vice President of Parent, dated the Closing Date, certifying to such effect.

              (b) The Company shall have received from its legal counsel, Day, Berry & Howard LLP and Wachtell, Lipton, Rosen & Katz, the Exhibit Opinion rendered by such legal counsel pursuant to Section 5.15(c) and reconfirmed as of the Effective Time. In reconfirming its Exhibit Opinion as of the Effective Time, such counsel may reasonably rely upon the Tax Certificates (updated as necessary).

              6.3 CONDITIONS TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER.

              The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

              (a) (i) The Company shall have performed in all material respects its agreements contained in this Agreement and the Option Agreement and the Stockholders (as defined in the Support Agreement) shall have performed in all material respects their agreements contained in the Support Agreement, in each case required to be performed on or prior to the Closing Date, (ii) the representations and warranties of the Company contained in this Agreement and the Option Agreement, the Company Disclosure Schedule and documents delivered at closing, and the representations and warranties of the Stockholders contained in the Support Agreement, shall be true and correct as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality is reasonably likely to have a Company Material Adverse Effect, and (iii) Parent shall have received a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying to such effect with respect to the Company.

              (b) Parent shall have received from its tax counsel, Norman Sinrich, Esq. (or such other tax counsel to Parent as shall be reasonably acceptable to the Company), the Exhibit Opinion rendered by such legal counsel pursuant to Section 5.15(c) and reconfirmed as of the Effective Time. In reconfirming its Exhibit Opinion as of the Effective Time, such legal counsel may reasonably rely upon the Tax Certificates (updated as necessary).

              (c) Other than due to the death or disability of the employee party thereto, the employment and/or change of control agreements between each of Messrs. Grant W. Kurtz and Daniel Mullane, and at least three (3) of Messrs. Harry H. Branning, John C. Giesea, George A. Boujoukos, Martin
       M. Lilienthal, Lee G. Kuckro, and Allen G. Botwinick, and The MONY Life Insurance Company dated as of August 23, 2000 shall be unamended and in full force and effect, and each employee shall be performing in all material respects his obligations thereunder (or, in the case of Mr. Boujoukos, he shall be employed by the Company).

              (d) From the date of this Agreement through the Effective Time, there shall not have occurred a Company Material Adverse Effect.

              (e) At the Effective Time, the Company and each of its Subsidiaries shall meet (i) the criteria set forth in Section 1467a of the Home Owners' Loan Act as in effect as of the Effective Time and (ii) any other criteria of the OTS necessary for Parent to qualify as a "Savings and Loan Holding Company" as that term is used in Section 1467a(a)(1)(D), and all consents, authorizations, orders and approvals of (or filings or registrations with) the OTS necessary for Parent to qualify as a Savings and Loan Holding Company shall have been obtained or made, and any requisite waiting periods imposed in respect thereof shall have expired and shall not have been contested by any federal or state governmental authority.

              (f) No more than 5% of the Company Common Stock outstanding at the Effective Time (excluding shares owned by Parent or any of Parent's wholly-owned subsidiaries) shall be Dissenting Shares.

                                    ARTICLE 7

                                   TERMINATION

              7.1    TERMINATION BY MUTUAL CONSENT.

              This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

              7.2    TERMINATION BY EITHER PARENT OR THE COMPANY.

              This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by February 28, 2001, (b) the approval of the Company's stockholders required by
Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) a United States federal, state, local or foreign court of competent jurisdiction or United States federal or state, local or foreign governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable best efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by February 28, 2001.

              7.3    TERMINATION BY THE COMPANY.

              This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of the Company referred to in Section 6.1(a), by action of the Company Board, if (a) in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law after consultation as to legal matters with outside legal counsel and after consultation as to financial matters with an investment banking firm of national reputation, the Company Board determines that such termination is required by reason of a Superior Proposal being made, (b) there has been a breach (without regard to materiality, Parent Material Adverse Effect or similar qualifiers) by Parent or Merger Sub of any representation or warranty contained in this Agreement, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent; provided that such breach, if occurring or continuing on the Closing Date, would constitute, individually or in the aggregate with other such breaches, the failure of the conditions set forth in Section 6.2(a), or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent. Notwithstanding the foregoing, the Company's ability to terminate this Agreement pursuant to this Section 7.3 is conditioned upon the prior payment by the Company of any amounts owed by it pursuant to Section 7.5(a).

              7.4    TERMINATION BY PARENT.

              This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company referred to in Section 6.1(a), by action of the Board of Directors of Parent, if (a) the Company Board shall have withdrawn, modified in a manner adverse to Parent or failed to reconfirm within five business days after written request from Parent its approval or recommendation of this Agreement, the Option Agreement, the Support Agreement or the Merger or other transactions contemplated hereby and thereby or shall have recommended an Alternative Proposal to the Company stockholders, (b) there has been a breach (without regard to materiality, Company Material Adverse Effect or similar qualifiers) by the Company of any representation or warranty contained in this Agreement, or by the Company of any representation or warranty contained in the Option Agreement or by any Shareholder of any representation or warranty contained in the Support Agreement, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company or the breaching Shareholder, as appropriate; provided that such breach, if occurring or continuing on the Closing Date, would constitute, individually or in the aggregate with other such breaches, the failure of the conditions set forth in Section 6.3(a)(ii), or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement or the Option Agreement on the part of the Company, or any of the covenants or agreements set forth in the Support Agreement by any Shareholder, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company or the breaching Shareholder, as appropriate.

              7.5    EFFECT OF TERMINATION AND ABANDONMENT.

              (a)    If this Agreement is terminated (A) by Parent pursuant to
Section 7.4(a), (B) by the Company pursuant to 7.3(a), (C) by Parent or the Company pursuant to Section 7.2(b) because of a failure to obtain the required approval of the stockholders of the Company after a bona fide Transaction proposal for the Company shall have been publicly disclosed, or any person or entity shall have publicly disclosed a bona fide intention (whether or not conditional) to make a Transaction proposal, (D) by Parent pursuant to Sections 7.4(b) or 7.4(c) if the breach giving rise to such termination was willful and, at or prior to such willful violation forming the basis for such termination, a bona fide Transaction proposal shall have been made known to the Board of Directors of the Company or shall have been publicly disclosed to the Company's stockholders, or any person or entity shall have made known to the Board of Directors of the Company, or otherwise publicly disclosed, a bona fide intention (whether or not conditional) to make a Transaction proposal, and regardless of whether such Transaction proposal shall have been rejected by the Company or withdrawn prior to the time of such termination, or (E) by Parent or the Company pursuant to Section 7.2(a) if, at or before such termination, a bona fide Transaction proposal shall have been made known to the Board of Directors of the Company or shall have been publicly disclosed to the Company's stockholders, or any person or entity shall have made known to the Board of Directors of the Company, or otherwise publicly disclosed, a bona fide intention (whether or not conditional) to make a Transaction proposal, and regardless of whether such Transaction proposal shall have been rejected by the Company or withdrawn prior to the time of such termination and, in the cases of clauses (C), (D) and (E), within 18 months of the terminations contemplated thereby, (x) any third party shall acquire beneficial ownership or more than 25% of the Company's outstanding shares of voting stock or (y) the Company shall have entered into a definitive agreement with respect to, or consummated, any Transaction), then in any such case the Company shall pay to Parent, upon Parent's written request, a termination fee of $10 million by wire transfer of immediately available funds to such account as shall be designated by Parent. The Parties agree that, for purposes of this Section 7.5, Transaction shall be as defined in Section 5.1 above, except that the 10% figures in such definition shall be 25%.

              The Company acknowledges that the agreements contained in this
Section 7.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the full amount of the fee set forth in this Section 7.5(a), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum from the date such fee was required to be paid. If the fee contemplated by Section 7.5(a)(C), (D) or (E) becomes payable, the Company shall pay such fee within one business day after the acquisition of stock contemplated by clause (x) of the preceding paragraph, or the entering into of an agreement or consummation of a Transaction contemplated by clause (y) of the preceding paragraph.

              In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties set forth in this Section
7.5 and Section 5.10 and except for the Confidentiality Agreement, dated May 9, 2000, between Parent and the Company (the "Confidentiality Agreement"). Moreover, in the event of termination of this Agreement pursuant to Section 7.3 or 7.4, nothing herein shall prejudice the ability of the nonbreaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

              7.6    EXTENSION; WAIVER.

              At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE 8

                               GENERAL PROVISIONS

              8.1    NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

              All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Article 1, Article 2, Section 5.10, Section 5.11, Section 5.18 and this Article 8 shall survive the Merger to the extent contemplated by such sections.

              8.2    NOTICES.

              Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, by courier or other national overnight express mail service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

       If to Parent or Merger Sub:

              The MONY Group Inc.
              1740 Broadway
              New York, New York 10017
              Attention:  General Counsel
              Telecopy: (212) 708-2080
       with copies to:

              Dewey Ballantine LLP
              1301 Avenue of the Americas
              New York, New York 10019-6092
              Attention: Jonathan L. Freedman, Esq.
              Telecopy:  (212) 259-6333

       If to the Company:
              The Advest Group, Inc.
              90 State House Square
              Hartford, Connecticut 06103
              Attention: General Counsel
              Telecopy:  (860) 509-5210

       with copies to:

              Wachtell, Lipton, Rosen & Katz
              51 West 52nd Street
              New York, New York 10019-6150
              Attention: Craig M. Wasserman, Esq.
              Telecopy: (212) 403-2232

              and:

              Day, Berry & Howard LLP
              Cityplace I
              Hartford, Connecticut 06103-3499
              Attention: William H. Cuddy, Esq.
              Telecopy:(860) 275-0343

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

              8.3    ASSIGNMENT; BINDING EFFECT.

              Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign its rights hereunder to any Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 5.11, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

              8.4    ENTIRE AGREEMENT.

              This Agreement, the Option Agreement, the Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and any documents delivered by the parties in connection herewith or therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

              8.5    AMENDMENT.

              This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

              8.6    GOVERNING LAW.

              This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

              8.7    COUNTERPARTS.

              This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

              8.8    HEADINGS.

              Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

              8.9    INTERPRETATION.

              In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting each gender shall include the other gender and words denoting natural persons shall include corporations and partnerships and vice versa.

              8.10   WAIVERS.

              Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

              8.11   INCORPORATION OF EXHIBITS.

              The Company Disclosure Schedule, the Parent Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

              8.12   SEVERABILITY.

              Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

              8.13   ENFORCEMENT OF AGREEMENT.

              The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

              8.14   SUBSIDIARIES AND MATERIAL SUBSIDIARIES.

              As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. "Material Subsidiaries" means any subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X of the SEC.

              8.15   COMPANY MATERIAL ADVERSE EFFECT.

              "Company Material Adverse Effect" means any effect that is material and adverse to (1) the financial position, results of operations, assets, properties or business of the Company and its Subsidiaries, taken as a whole, or (2) the ability of the Company to timely perform its obligations under the Agreement or otherwise to consummate the transactions contemplated by this Agreement, other than any fact, circumstance, event or thing (i) generally affecting the securities industry, or resulting from general economic or market conditions (including changes in interest rates) or changes in accounting principles or changes in law, regulations or regulatory policies of general applicability (or interpretations thereof), (ii) resulting from actions or omissions of a party hereto taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (iii) resulting from the announcement or execution of this Agreement or the transactions contemplated herein.

              8.16   PARENT MATERIAL ADVERSE EFFECT.

              "Parent Material Adverse Effect" means any effect that is material and adverse to (1) the financial position, results of operations, assets, properties or business of Parent and its Subsidiaries, taken as a whole, or (2) the ability of Parent to timely perform its obligations under the Agreement or otherwise to consummate the transactions contemplated by this Agreement, other than any fact, circumstance, event or thing (i) generally affecting the securities or insurance industries, or resulting from general economic or market conditions (including changes in interest rates) or changes in accounting principles or changes in law, regulations or regulatory policies of general applicability (or interpretations thereof), (ii) resulting from actions or omissions of a party hereto taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (iii) resulting from the announcement or execution of this Agreement or the transactions contemplated herein.

              IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                  THE MONY GROUP, INC.



                                  By:
                                     ------------------------------------------
                                     Name: Michael I. Roth
                                     Title: Chairman & Chief Executive Officer



                                  MONY ACQUISITION CORP.



                                  By:
                                     ------------------------------------------
                                     Name: Bart Schwartz
                                     Title: President



                                  THE ADVEST GROUP, INC.



                                  By:
                                     ------------------------------------------
                                     Name: Grant W. Kurtz
                                     Title: President & Chief Executive Officer

                                    EXHIBIT A
                                    TO MERGER
                                    AGREEMENT

                            FORM OF AFFILIATE LETTER

The MONY Group, Inc.
1740 Broadway, New York, NY 10017

Ladies and Gentlemen:

              I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of The Advest Group, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of August 23, 2000 (the "Agreement"), between The MONY Group Inc., a Delaware corporation ("Parent"), MONY Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company, the Company will be merged with and into Merger Sub (the "Merger").

              As a result of the Merger, I will receive shares of Common Stock, par value $0.01, of Parent (the "Parent Common Stock") in exchange for shares owned by me of Common Stock, par value $0.01, of the Company (the "Company Common Stock").

              Compliance with the Act.

              1. In compliance with the Act and the Rules and Regulations thereunder, I represent, warrant and covenant to Parent that in the event I receive any Parent Common Stock as a result of the Merger:

              A. I shall not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Act or the Rules and Regulations.

              B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for the Company.

              C. I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger has been registered with the SEC under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Parent Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Common Stock issued to me in the Merger unless such sale, transfer or other disposition (i) has been registered under the Act and all applicable state securities or "blue sky" laws, (ii) is made in conformity with Rule 145 promulgated by the SEC under the Act and all applicable state securities or "blue sky" laws, or (iii) in the opinion of legal counsel reasonably acceptable to Parent, or pursuant to a "no action" letter obtained by the undersigned from the staff of the SEC, is otherwise exempt from registration under the Act and all applicable state securities or "blue sky" laws.

              D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock received by me or on my behalf as a result of the Merger under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

              E. I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Common Stock and that there will be placed on the certificates for the Parent Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AUGUST 23, 2000 BETWEEN THE REGISTERED HOLDER HEREOF AND PARENT, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF PARENT."

                     provided, however, that the foregoing legend will not be placed upon certificates for the Parent Common Stock issued to me, or any substitutions therefore if (i) I hold all of such shares of Parent Common Stock issued to me in one brokerage account at one brokerage firm (the "Firm") and (ii) I and the Firm acknowledge and agree in writing with Parent that (A) the foregoing clause (i) accurately reflects the holding of all of the shares of Parent Common Stock issued to me, (B) the shares of Parent Common Stock were issued in a transaction to which Rule 145 under the Act applies, and may only be transferred in accordance with Rule 145 and with all applicable state securities or "blue sky" laws and
       (C) the shares of Parent Common Stock issued to me will not be transferred, and I and the Firm will take all actions to ensure that the shares of Parent Common Stock issued to me will not be transferred, in violation of Rule 145 or any applicable state securities or "blue sky" law.

              F. I also understand that unless the transfer by me of my Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145 and all applicable state securities or "blue sky" laws, Parent reserves the right to put the following legend on the certificates issued to my transferee:

              G. "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.

              The representations, covenants and agreements contained herein shall be true and correct at all times from the date hereof. I understand that my obligations hereunder shall attach to and be binding upon any person or entity to whom legal or beneficial ownership of my shares of Company Common Stock (and shares of Parent Common Stock following the Merger) shall pass by operation of law or otherwise.

                                        Very truly yours,



                                        Name:




Accepted this ____ day of
________, 2000 by Parent


By:
   ---------------------------------
    Name:
    Title:

                                                                         ANNEX A


Calculation of Exchange Ratio

P = Average Price (as defined in Section 2.2(a) of the Agreement)
ER = Exchange Ratio

Range of P                                  ER
----------                                  --
$28 and lower                               15.50/P + 0.498214

More than $28 and less than                 29.45/P
   or equal to $31.50

More than $31.50 and less than              15.50/P + 0.442857
   or equal to $38.50

More than $38.50 and less than              32.55/P
   Or equal to $42

More than $42                               15.50/P + 0.405952



                                          Then the Implied Price Per Share
If the Average Price Is                   of Company Common Stock Is
-----------------------                   --------------------------
          $24.50                                    $27.71
           28.00                                     29.45
           31.50                                     29.45
           35.00                                     31.00
           38.50                                     32.55
           42.00                                     32.55
           45.50                                     33.97